                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 2)*


                    Under the Securities Exchange Act of 1934

                        EMMIS COMMUNICATIONS CORPORATION
              -----------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    291525103
              -----------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
              -----------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [x] Rule 13d-1(b)

            [x] Rule 13d-1(c)

            [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 291525103

      1. NAME OF REPORTING PERSON(S)
            Eubel Brady & Suttman Asset Management, Inc.
-------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [X]
-------------------------------------------------------------------------------
      3. SEC USE ONLY
-------------------------------------------------------------------------------
      4. CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------
    NUMBER OF     5. SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------

    OWNED BY      6. SHARED VOTING POWER
      EACH               2,150,356

    REPORTING      -------------------------------------------------------------
     PERSON       7. SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER
                         2,150,356

-------------------------------------------------------------------------------

      9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,150,356

-------------------------------------------------------------------------------
      10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------

      11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.72%

-------------------------------------------------------------------------------
      12. TYPE OF REPORTING PERSON*
            IA, CO

CUSIP No. 291525103

      1. NAME OF REPORTING PERSON(S)
            Ronald L. Eubel
-------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [X]
-------------------------------------------------------------------------------
      3. SEC USE ONLY
-------------------------------------------------------------------------------
      4. CITIZENSHIP OR PLACE OF ORGANIZATION
            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5. SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------

    OWNED BY      6. SHARED VOTING POWER
      EACH               2,150,356

   REPORTING      -------------------------------------------------------------
     PERSON       7. SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER
                         2,150,356

-------------------------------------------------------------------------------

      9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,150,356

-------------------------------------------------------------------------------
      10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------

      11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.72%

-------------------------------------------------------------------------------
      12. TYPE OF REPORTING PERSON*
            IN

CUSIP No. 291525103

      1. NAME OF REPORTING PERSON(S)
            Mark E. Brady
-------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [X]
-------------------------------------------------------------------------------
      3. SEC USE ONLY
-------------------------------------------------------------------------------
      4. CITIZENSHIP OR PLACE OF ORGANIZATION
            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5. SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------

    OWNED BY      6. SHARED VOTING POWER
      EACH               2,150,356

   REPORTING      -------------------------------------------------------------
     PERSON       7. SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER
                         2,150,356

-------------------------------------------------------------------------------

      9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,150,356

-------------------------------------------------------------------------------
      10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------

      11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.72%

-------------------------------------------------------------------------------
      12. TYPE OF REPORTING PERSON*
            IN

CUSIP No. 291525103

      1. NAME OF REPORTING PERSON(S)
            Robert J. Suttman
-------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
-------------------------------------------------------------------------------
      3. SEC USE ONLY
-------------------------------------------------------------------------------
      4. CITIZENSHIP OR PLACE OF ORGANIZATION
            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5. SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------

    OWNED BY      6. SHARED VOTING POWER
      EACH               2,150,356

   REPORTING      -------------------------------------------------------------
     PERSON       7. SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER
                         2,150,356

-------------------------------------------------------------------------------

      9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,150,356

-------------------------------------------------------------------------------
      10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------

      11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.72%

-------------------------------------------------------------------------------
      12. TYPE OF REPORTING PERSON*
            IN

CUSIP No. 291525103

      1. NAME OF REPORTING PERSON(S)
               William E. Hazel
-------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
-------------------------------------------------------------------------------
      3. SEC USE ONLY
-------------------------------------------------------------------------------
      4. CITIZENSHIP OR PLACE OF ORGANIZATION
            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5. SOLE VOTING POWER
     SHARES             200
  BENEFICIALLY    -------------------------------------------------------------

    OWNED BY      6. SHARED VOTING POWER
      EACH              2,150,356

   REPORTING      -------------------------------------------------------------
     PERSON       7. SOLE DISPOSITIVE POWER
      WITH              200
                  -------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER
                        2,150,356

-------------------------------------------------------------------------------

      9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,150,556

-------------------------------------------------------------------------------
      10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------

      11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.72%

-------------------------------------------------------------------------------
      12. TYPE OF REPORTING PERSON*
            IN

CUSIP No. 291525103

      1. NAME OF REPORTING PERSON(S)
            Bernard J. Holtgreive
-------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
-------------------------------------------------------------------------------
      3. SEC USE ONLY
-------------------------------------------------------------------------------
      4. CITIZENSHIP OR PLACE OF ORGANIZATION
            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5. SOLE VOTING POWER
     SHARES             0
  BENEFICIALLY    -------------------------------------------------------------

    OWNED BY      6. SHARED VOTING POWER
      EACH              2,150,356

   REPORTING      -------------------------------------------------------------
     PERSON       7. SOLE DISPOSITIVE POWER
      WITH              0
                  -------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER
                        2,150,356

-------------------------------------------------------------------------------
      9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,150,356
-------------------------------------------------------------------------------
      10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------

      11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.72%

-------------------------------------------------------------------------------
      12. TYPE OF REPORTING PERSON*
            IN

Item 1.     (a) Name of Issuer:
                     Emmis Communications Corporation
                -------------------------------------------------------------
            (b) Address of Issuer's Principal Executive Offices:

                       One Emmis Plaza
                       40 Monument Circle, Suite 700
                       Indianapolis, IN 46204
                -------------------------------------------------------------
Item 2.     (a) Name of Person Filing:
                        Eubel Brady & Suttman Asset Management, Inc. ("EBS") Ronald L. Eubel*
                        Mark E. Brady*
                        Robert J. Suttman*
                        William E. Hazel*
                        Bernard J. Holtgreive*

                        *These individuals may, as a result of their ownership
                  in and positions with EBS, be deemed to be indirect beneficial owners of the equity securities held by EBS. The filing of this statement shall not be deemed an admission by Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel or Bernard J. Holtgreive that any of them beneficially own the securities for which they report shared dispositive power and shared voting power, regardless of whether they are acting in concert or acting severally.

                -------------------------------------------------------------

            (b) Address of Principal Business Office, or if None, Residence:
                         7777 Washington Village Drive
                         Suite 210
                         Dayton, OH 45459

                -------------------------------------------------------------
            (c) Citizenship:
                         Eubel Brady & Suttman Asset Management, Inc. -
                                   Delaware corporation
                         Ronald L. Eubel, Mark E. Brady, Robert J.
                         Suttman, William E. Hazel and Bernard J. Holtgreive -
                                   United States citizens

                -------------------------------------------------------------
            (d) Title of Class of Securities:
                         Class A Common Stock
                -------------------------------------------------------------
            (e) CUSIP Number:
                         291525103
                -------------------------------------------------------------

Item 3.

(e)   (x)   Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940

If this statement is filed pursuant to Rule 13d-1(c), check this box (x)

Item 4.     Ownership.

      (a) Amount Beneficially Owned

            Eubel Brady & Suttman Asset Management, Inc., 2,150,356 shares. Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive may, as a result of their ownership in and positions with EBS, be deemed to be indirect beneficial owners of the 2,150,356 shares held by EBS. Mr. Hazel is the beneficial owner of an additional 200 shares.


      (b) Percent of Class


            Eubel Brady & Suttman Asset Management, Inc. 6.72%
            Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive 6.72%


      (c) Number of Shares as to which the Person has:

            (i)   Sole power to vote or direct the vote
                  200 (Mr. Hazel only)


            (ii)  Shared power to vote or direct the vote
                  2,150,356 (Messrs. Eubel, Brady, Suttman, Hazel and
                  Holtgreive)
                  2,150,356 (EBS)


            (iii) Sole power to dispose or to direct the disposition of
                  200 (Mr. Hazel only)


            (iv) Shared power to dispose or to direct the disposition of 2,150,356 (Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive)
                  2,150,356 (EBS)


Item 5.     Ownership of Five Percent or Less of a Class.

            Inapplicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Inapplicable

Item 8.     Identification and Classification of Members of the Group.

            Inapplicable

Item 9.     Notice of Dissolution of Group.

            Inapplicable

Item 10.    Certification.

      With respect to Eubel Brady & Suttman Asset Management, Inc.:

      Certification for Rule 13d-1(b): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      With respect to Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William
E. Hazel and Bernard J. Holtgreive:

      Certification for Rule 13d-1(c): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

      With respect to all reporting persons: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2006


            EUBEL BRADY & SUTTMAN ASSET MANAGEMENT, INC.
Signature:  /s/ RONALD L. EUBEL
            -----------------------------------------------------------------
            By:  Ronald L. Eubel
                 ------------------------------------
            Title: Chief Investment Officer

Signature:  /s/ RONALD L. EUBEL
            -----------------------------------------------------------------
Name/Title  Ronald L. Eubel

Signature:  /s/ MARK E. BRADY
            -----------------------------------------------------------------
Name/Title  Mark E. Brady

Signature:  /s/ ROBERT J. SUTTMAN
            -----------------------------------------------------------------
Name/Title  Robert J. Suttman

Signature:  /s/ WILLIAM E. HAZEL
            -----------------------------------------------------------------
Name/Title  William E. Hazel

Signature:  /s/ BERNARD J. HOLTGREIVE
            -----------------------------------------------------------------
Name/Title  Bernard J. Holtgreive

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    AGREEMENT


      The undersigned agree that this Schedule 13G dated February 14, 2006 relating to the Class A Common Stock of Emmis Communications Corporation shall be filed on behalf of the undersigned.


                               /s/  EUBEL BRADY & SUTTMAN ASSET
                                     MANAGEMENT, INC.
                                     By:  /s/ RONALD L. EUBEL
                                              ----------------------
                                     By:  Ronald L. Eubel
                                          --------------------------
                                     Title:  Chief Investment Officer

                                     /s/  RONALD L. EUBEL
                                          --------------------------
                                          Ronald L. Eubel

                                     /s/  MARK E. BRADY
                                          --------------------------
                                          Mark E. Brady

                                     /s/  ROBERT J. SUTTMAN
                                          -------------------------------------
                                          Robert J. Suttman

                                     /s/  WILLIAM E. HAZEL
                                          -------------------------------------
                                          William E. Hazel

                                     /s/  BERNARD J. HOLTGREIVE
                                          -------------------------------------
                                          Bernard J. Holtgreive